Exhibit 10.25
CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT
This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), made as of February 4, 2022 (the “Effective Date”), is by and between Shattuck Labs, Inc., a Delaware corporation (“Shattuck”), with a place of business at 500 W. 5th Street, Suite 1200, Austin, Texas 78701 (“Shattuck”) and ImmunoGen, Inc., having a place of business at 830 Winter Street, Waltham, MA 02451-1477, USA (“ImmunoGen”). Shattuck and ImmunoGen are each referred to herein individually as “Party” and collectively “Parties”.
RECITALS
WHEREAS, ImmunoGen is developing the ImmunoGen Compound (as defined below) for the treatment of ovarian cancer.
WHEREAS, Shattuck is developing the Shattuck Compound (as defined below) for the treatment of ovarian cancer.
WHEREAS, Shattuck is sponsoring a clinical trial exploring administration of Shattuck’s proprietary molecule SL-172154 (SIRPα-Fc-CD40L) in ovarian cancer patients in combination with other therapeutic agents (the “SL03-OHD-105 Trial”), and the ImmunoGen Compound and the Shattuck Compound would be investigated in combination in one arm of such clinical trial.
WHEREAS, Shattuck and ImmunoGen, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Shattuck Compound and the ImmunoGen Compound for the Study (as defined below).
NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:
1Definitions.
For all purposes of this Agreement, the capitalized terms defined in this Section 1 and throughout this Agreement shall have the meanings herein specified.
1.1“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more Affiliates, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” means (a) ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, (b) status as a general partner in the case of any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body or management of another Person. A Person shall be deemed an Affiliate only so long as it satisfies the foregoing definition.
1.2“Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.
1.3“Alliance Manager” has the meaning set forth in Section 3.1.
1.4“Anti-Bribery and Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the U.K. Bribery Act 2010, and any other applicable anti-bribery and anti-corruption laws in any applicable country.
1.5“Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder that may be in effect from time to time, including those promulgated by the United States Food and Drug Administration (“FDA”), national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including cGMP and GCP (each as defined below); all data protection requirements such as those specified in the EU Data Protection Directive and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

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1.6“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Boston, Massachusetts or New York, New York are required to be closed or are actually closed with legal authorization.
1.7“cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compound.
1.8“Clinical Data” means all data (including raw data) and results generated in the course of performance of the Study; provided, however, Clinical Data shall not include medical records and source documents of subjects participating in the Study.
1.9“Clinical Quality Agreement” has the meaning set forth in Section 8.2.
1.10“Compounds” means the ImmunoGen Compound and the Shattuck Compound. A “Compound” means either the ImmunoGen Compound or the Shattuck Compound, as applicable.
1.11“Combination” means the use or method of using the ImmunoGen Compound and the Shattuck Compound in concomitant or sequential administration.
1.12“Confidential Information” means with respect to a Party, all information of any kind whatsoever (including, without limitation, material, compilations, data, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including, without limitation, any apparatus, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by or on behalf of such Party (in such capacity, the “Disclosing Party”) or its Affiliates to the other Party (in such capacity, the “Receiving Party”) or its Affiliates or to any of the Receiving Party’s or its Affiliates’ employees, consultants or subcontractors (collectively, “Representatives”) in each case under this Agreement or the Material Transfer and Evaluation Agreement, except to the extent that the Receiving Party can demonstrate by contemporaneous written record or other suitable physical evidence that such information, (a) as of the date of disclosure is known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure by or on behalf of the Disclosing Party to the Receiving Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain through no fault or omission of the Receiving Party or its Affiliates or their respective Representatives; (c) is obtained by the Receiving Party or its Affiliates from a Third Party without breach of any duty and without restriction on disclosure to or from the Disclosing Party; or (d) is independently developed by or for the Receiving Party or its Affiliates without benefit of, reference to or reliance upon any Confidential Information of the Disclosing Party. Except as expressly provided otherwise in this Agreement, (i) Shattuck’s Confidential Information shall include, without limitation, Clinical Data, the Shattuck Compound and Shattuck Inventions, and (ii) ImmunoGen’s Confidential Information shall include, without limitation, ImmunoGen Compound and ImmunoGen Inventions.
1.13“Control” or “Controlled” means, with respect to any Patent Rights, Technology or material, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Technology and the rights thereto or to supply such material as contemplated in this Agreement without violating or incurring any obligations under the terms of any arrangement or agreement between such Party or its Affiliates and any Third Party.
1.14“Delivery” has the meaning set forth in Section 8.4.1 and Section 8.4.2.
1.15“Disclosing Party” has the meaning set forth in Section 1.12
1.16“Dispute” has the meaning set forth in Section 25.
1.17“Effective Date” has the meaning set forth in the preamble.
1.18“EMA” has the meaning set forth in the definition of Applicable Law.
1.19“Exclusions List” has the meaning set forth in the definition of Violation.
1.20“FDA” has the meaning set forth in the definition of Applicable Law.
1.21“Force Majeure” has the meaning set forth Section 15.
1.22“GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds.
1.23“Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any Person acting in an official capacity for or on behalf of a government

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or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, in each case enumerated above, when such Government Official is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to make decisions with the potential to affect the business of either of the Parties.
1.24“HIPAA” has the meaning set forth in the definition of Applicable Law.
1.25“ImmunoGen” has the meaning set forth in the preamble.
1.26“ImmunoGen Background Patents” has the meaning set forth in Section 10.6.1.
1.27“ImmunoGen Class Compound” means any folate receptor-targeting antibody drug conjugate.
1.28“ImmunoGen Compound” means mirvetuximab soravtansine (IMGN853), a folate receptor alpha (FRα)-targeting antibody drug conjugate.
1.29“ImmunoGen Indemnified Party” has the meaning set forth in Section 13.2.1.
1.30“ImmunoGen Inventions” is defined in Section 10.2.
1.31“IND” means any Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with Regulatory Authorities in the European Union.
1.32“Indemnified Party” has the meaning set forth in Section 13.2.3.
1.33“Indemnifying Party” has the meaning set forth in Section 13.2.3.
1.34“Independent Patent Counsel” means an outside patent counsel reasonably acceptable to both Parties who (and whose firm) is not at the time of the dispute and was not at any time during the five (5)-year period preceding the dispute, performing legal services of any nature for either of the Parties or their respective Affiliates and which did not, at any time, employ either of the Parties’ chief patent counsels (or persons with similar responsibilities).
1.35“Inventions” means all Technology, whether or not patentable, that is made, conceived, or first actually reduced to practice by or on behalf of a Party, or by or on behalf of the Parties together in the design or performance of the Study.
1.36“Investors” has the meaning set forth in Section 9.2.
1.37“Joint Patent Right” has the meaning set forth in Section 10.1.3.
1.38“Jointly Owned Invention” has the meaning set forth in Section 10.1.1.
1.39“Manufacture,” “Manufactured,” or “Manufacturing” means all activities related to the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.
1.40“Manufacturer’s Release” or “Release” has the meaning ascribed to such term in the Clinical Quality Agreement.
1.41“Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.6.
1.42“Material Transfer and Evaluation Agreement” means the Material Transfer and Evaluation Agreement between the Parties dated as of [***].
1.43“NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the United States Federal Food, Drug and Cosmetic Act, or similar application or submission for a marketing authorization of a product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.
1.44“Non-Conformance” means, with respect to a given unit of Compound, [***]
1.45“Party” has the meaning set forth in the preamble.

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1.46“Patent Rights” means the rights and interests in and to any and all issued patents and pending patent applications (including inventor’s certificates, applications for inventor’s certificates, statutory invention registrations, applications for statutory invention registrations, utility models and any foreign counterparts thereof) in any country or jurisdiction, including any and all provisionals, non- provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, extensions or restorations by existing or future extension or restoration mechanisms, including patent term extension, supplementary protection certificates or the equivalent, renewals, and all letters patent on any of the foregoing, and any and all reissues, reexaminations, extensions, confirmations, registrations and patents of addition on any of the foregoing.
1.47“Permitted Use” has the meaning set forth in Section 3.5.
1.48“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.
1.49“Pharmacovigilance Agreement” has the meaning set forth in Section 5.
1.50“Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the Study conduct; for clarity, “Protocol” solely includes any written documentation that describes the arm of the SL03-OHD-105 Trial involving the ImmunoGen Compound and does not include any other part of the SL03-OHD-105 Trial.
1.51“Publisher” has the meaning set forth in Section 11.1.1.
1.52“Receiving Party” has the meaning set forth in the definition of Confidential Information.
1.53“Regulatory Approvals” means, with respect to a Compound, any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of such Compound in the United States, Europe or other applicable jurisdictions for use in the Study.
1.54“Regulatory Documentation” means, with respect to the Compounds, all submissions to Regulatory Authorities in connection with the development of such Compounds, including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include Clinical Data).
1.55“Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.
1.56“Related Agreements” means the Pharmacovigilance Agreement and the Clinical Quality Agreement.
1.57“Representatives” has the meaning set forth in Section 1.12.
1.58“Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), including with regard to Shattuck, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross- reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to the ImmunoGen Compound, only to the extent necessary for the conduct of the Study in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder.
1.59“Sample Testing” means the analyses to be performed by each Party using the applicable Samples, to be described in the Sample Testing Schedule.
1.60“Sample Testing Results” has the meaning set forth in Section 3.5.
1.61“Sample Testing Schedule” is the schedule to be mutually agreed by the Parties following the Effective Date but before any subject is enrolled in the Study.
1.62“Samples” means biological specimens collected from subjects participating in the Study, including urine, blood and tissue samples.
1.63“Shattuck” has the meaning set forth in the preamble.
1.64“Shattuck Class Compound” means any small or large molecule that targets the CD47/ SIRPα axis.

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1.65“Shattuck Compound” means Shattuck’s proprietary bi-functional fusion protein designated “SL-172154” that targets CD47 on malignant cells and CD40 on immune cells (antigen presenting cells).
1.66“Shattuck Indemnified Party” has the meaning set forth in Section 13.2.2.
1.67“Shattuck Inventions” is defined in Section 10.3.
1.68“Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set forth in the Clinical Quality Agreement.
1.69“Study” means the study arm of the SL03-OHD-105 Trial that is intended to evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the concomitant administration of the Shattuck Compound and the ImmunoGen Compound in subjects with ovarian cancer; for clarity, “Study” does not include any other part of the SL03-OHD-105 Trial.
1.70“Study Committee” has the meaning set forth in Section 3.1.
1.71“Technology” means, collectively, all inventions, discoveries, improvements, trade secrets and proprietary methods or material, whether or not patentable, including, without limitation, macromolecular sequences, data, formulations, processes, techniques, know-how and results (including negative results).
1.72“Term” has the meaning set forth in Section 6.1.
1.73“Territory” means anywhere in the world.
1.74“Third Party” means any Person or entity other than ImmunoGen, Shattuck or their respective Affiliates.
1.75“Third Party Claim” has the meaning set forth in Section 13.2.1.
1.76“Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of such Party performing activities hereunder) has been: (i) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (ii) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (iii) listed by any US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) ((i), (ii) and (iii) collectively, the “Exclusions Lists”).
2    Conduct of the Study; Scope of the Agreement.
2.1    Study. Shattuck is the sponsor of the Study under its existing IND for the Shattuck Compound with a Right of Reference to the IND of the ImmunoGen Compound as further described in Section 4.2. In no event shall Shattuck file an additional IND for the Study without ImmunoGen’s prior written consent. Shattuck shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law, including GCP. Subject to the terms of this Agreement (including Section 2.4 and Article 6), Shattuck has sole authority over the design, conduct and control of the Study; [***].
2.2    Compound Commitments. ImmunoGen agrees to Manufacture (or have Manufactured) and supply the ImmunoGen Compound in sufficient quantity and on a timely basis for purposes of the Study in accordance with Article 8, and ImmunoGen hereby represents and warrants to Shattuck that, at the time of Delivery of the ImmunoGen Compound, such ImmunoGen Compound shall have been Manufactured and supplied in compliance with: (i) the Specifications for the ImmunoGen Compound; (ii) the Clinical Quality Agreement; and (iii) all Applicable Law. Shattuck agrees to Manufacture (or have Manufactured) and supply the Shattuck Compound for purposes of the Study in accordance with Article 8, and Shattuck hereby represents and warrants to ImmunoGen that, at the time of Delivery of the Shattuck Compound, such Shattuck Compound shall have been Manufactured and supplied in compliance with: (a) the Specifications for the Shattuck Compound; (b) the Clinical Quality Agreement; and (c) all Applicable Law. Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that, for clarity, Shattuck shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 4.2).
2.3    Subcontracting. Each Party shall have the right to subcontract any portion of its obligations hereunder: (i) to its own Affiliates, without the other Party’s written consent; or (ii) to Third Parties with the other Party’s consent; provided that no consent shall be necessary for either Party’s delegation to or use of contract research organizations or other Third Parties that (A) are conducting clinical trials of such Party’s Compound and are set forth

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in the Protocol as performing such Study activities, or (B) are conducting Sample Testing for such Party, or (C) are Manufacturing the Parties’ respective Compounds. In any event, each Party shall remain solely and fully liable for the performance of its Affiliates and subcontractors to which such Party delegates the performance of its obligations under this Agreement. Each Party shall ensure that each of its Affiliates and subcontractors performs such Party’s obligations pursuant to the terms of this Agreement. Each Party shall use [***] to obtain and maintain copies of documents relating to the obligations performed by such Affiliates and subcontractors that are required to be provided to the other Party under this Agreement.
2.4    Protocol. Shattuck shall provide a draft of the Protocol (and any subsequent revisions thereof) to ImmunoGen for ImmunoGen’s review and comment prior to submitting the Protocol to any Regulatory Authority or institutional review boards, and in no event shall Shattuck submit such Protocol to a Regulatory Authority or institutional review boards unless such Protocol has been approved as set forth in this Section 2.4. Shattuck shall consider in good faith any changes to the draft of the Protocol reasonably requested by ImmunoGen; provided that Shattuck shall incorporate any changes requested by ImmunoGen with respect to the ImmunoGen Compound. Unless expressly otherwise set forth in this Agreement, Shattuck shall have the final decision-making authority with respect to the contents of the Protocol except that: (a) all revisions to the Protocol shall be disclosed to ImmunoGen by Shattuck in writing prior to their implementation and (b) any material changes to any draft of the Protocol (other than relating solely to the Shattuck Compound) from the draft of the Protocol previously provided to ImmunoGen, any material changes (other than relating solely to the Shattuck Compound) to the approved final Protocol, and any changes (whether or not material) relating to the ImmunoGen Compound, shall each require ImmunoGen’s prior written consent prior to being implemented. Any such proposed changes will be sent in writing to ImmunoGen’s Alliance Manager. ImmunoGen will have [***] Business Days following receipt of Shattuck’s requested changes to indicate that it withholds its consent to any such change; if no comments are provided by ImmunoGen within the given review period, such changes shall be deemed acceptable to ImmunoGen. Notwithstanding anything to the contrary contained herein, the dose and dosing regimen for the Shattuck Compound and ImmunoGen Compound will require the mutual written consent of the Parties prior to implementation in the Protocol.
2.5    Relationship. Other than as expressly set forth in this Agreement, including Sections 10.1.2 and 10.4 nothing in this Agreement shall (i) prohibit either Party from performing clinical studies other than the Study relating to its own Compound, either individually or in combination with any other compound or product, in any therapeutic area, or (ii) create an exclusive relationship between the Parties with respect to any Compound. Notwithstanding anything in this Agreement to the contrary, but subject to Sections 3.5, 10.4 and 10.1.2, each Party acknowledges and agrees that the other Party may have present or future business activities or opportunities, including business activities or opportunities with Third Parties, involving ImmunoGen Class Compounds, in the case of Shattuck, or Shattuck Class Compounds, in the case of ImmunoGen, or other similar products, programs, technologies or processes. Accordingly, each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including ImmunoGen Class Compound or Shattuck Class Compounds, provided that the Clinical Data, Confidential Information, Jointly Owned Inventions and Sample Testing Results are not used or disclosed in connection therewith in violation of Section 3.5 or 10.4 or Article 9 or Article 10 of this Agreement.
2.6    Anti-Bribery/Anti-Corruption. Each Party agrees, on behalf of itself and its officers, directors, employees, Affiliates, agents and representatives, that in connection with this Agreement and the performance of its obligations hereunder: (i) it will comply with its own ethical business practices policy and shall conduct its Study-related activities in accordance with Applicable Law including the Anti-Bribery and Anti-Corruption Laws; (ii) it will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give or authorize the giving of anything of value to: (a) any Government Official in order to influence official action; (b) any person (whether or not a Government Official) (I) to influence that person to act in breach of a duty of good faith, impartiality or trust ("acting improperly"), (II) to reward the person for acting improperly, or (III) where that person would be acting improperly by receiving the thing of value; or any other person while knowing or having reason to know that all or any portion of the money or thing of value will be offered, promised or given to a Government Official in order to influence official action or to any person to influence that person to act improperly; and (iii) it will not directly or indirectly solicit, receive or agree to accept any payment or anything else of value in violation of the Anti-Bribery and Anti-Corruption Laws.
3.Governance; Reporting.

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3.1    Study Committee. Promptly after the Effective Date, the Parties shall form a study committee (the “Study Committee”), which shall have responsibility of coordinating all regulatory and other activities under, and pursuant to, this Agreement. Each Party shall designate an alliance manager (the “Alliance Manager”) who shall serve as the primary point of contact for any issues arising under this Agreement and shall be responsible for implementing and coordinating activities, and facilitating the exchange of information between the Parties with respect to the Study. Each Party’s Alliance Manager shall be a member of the Study Committee along with four (4) other members, two (2) selected by each Party. Each Party can change its members on the Study Committee, including its Alliance Manager, by written notice to the other Party. The Study Committee shall meet as soon as practicable after the Effective Date and then quarterly, and more often if agreed by the Parties, to provide an update on the progress of the Study. The Study Committee may meet in person or by means of teleconference, Internet conference, videoconference or other similar communications equipment. Prior to any such meeting, the Shattuck Alliance Manager shall provide an update in writing to the ImmunoGen Alliance Manager, which update shall contain information about the overall progress of the Study, recruitment status, interim analysis (if results available), final analysis and other information relevant to the conduct of the Study. The Alliance Managers may bring to the attention of the Study Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. In the event that an issue arises and the Alliance Managers cannot or do not, after good faith efforts, reach agreement on such issue, the issue shall be escalated as set forth in Section 25.
3.2    Documentation. Shattuck shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law. Subject to the limitations set forth in Section 4.2 hereof regarding CMC data relating to the Shattuck Compound, Shattuck shall provide to ImmunoGen all Study information and documentation reasonably requested by ImmunoGen to enable ImmunoGen to comply with any of its legal and/or regulatory obligations, or any request by any Regulatory Authority related to the ImmunoGen Compound, (ii) determine whether the Study has been performed in accordance with this Agreement and (iii) exercise its rights under this Agreement.
3.3    Clinical Data. Shattuck shall provide to ImmunoGen quarterly reports about the progress of the Study, including summaries of all Clinical Data, except that such quarterly reports will not include raw data. For clarity, raw data will not be provided to ImmunoGen until it has been cleaned following database lock. Clinical Data associated with pharmacokinetics shall be provided to ImmunoGen annually. A complete copy of the Clinical Data shall be provided to ImmunoGen no later than [***] days following completion of the Final Study Report. Shattuck shall ensure that all patient authorizations and consents required under HIPAA, the EU Data Protection Directive, or any successor directive (to the extent any part of the Study is done in Europe) or any other similar Applicable Law in connection with the Study permit such sharing of Clinical Data with ImmunoGen.
3.4    Final Study Report. Shattuck shall provide ImmunoGen with (i) an electronic draft in near- final form of the portion of the final study report relating to the Study, for ImmunoGen to provide comments to Shattuck and (ii) a final version of the portion of the final study report relating to the Study (the “Final Study Report”) promptly following completion thereof. Shattuck shall consider in good faith any comments provided by Shattuck within [***] days of ImmunoGen’s receipt of the electronic draft referred to above for inclusion in the Final Study Report and shall not include any statements relating to the ImmunoGen Compound which have not been approved by ImmunoGen; provided that if no comments are provided by ImmunoGen within the given review period, such draft shall be deemed acceptable to ImmunoGen.
3.5    Samples. As between ImmunoGen and Shattuck, all Samples shall remain the property of Shattuck. Shattuck shall provide Samples to ImmunoGen as specified in the Protocol and each Party shall solely test Samples in accordance with the Sample Testing Schedule and the Protocol. Each Party shall own all data arising from any testing of the Samples (such data, the “Sample Testing Results”) conducted by or on behalf of such Party and shall promptly provide the results of such testing to the other Party or as otherwise agreed by the Study Committee. Each Party may freely use the Sample Testing Results that it owns but may not disclose any unpublished Sample Testing Results owned by the other Party to a Third Party except for the purposes of (i) seeking Regulatory Approval for the use of its respective Compound in the Combination and (ii) filing and prosecuting patent applications for Jointly Owned Inventions in accordance with Article 10 (collectively, the “Permitted Use”), unless otherwise mutually agreed in writing by the Parties.
4    Regulatory; Compliance with Laws.
4.1Informed Consent. Shattuck shall prepare the patient informed consent form for the Study (which shall include provisions regarding the use of Samples as described in Section 3.5) in consultation with ImmunoGen

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with respect to the portions related to the ImmunoGen Compound (it being understood and agreed that the portion of the informed consent form relating to the Sample testing of the ImmunoGen Compound shall be provided to Shattuck by ImmunoGen). Any proposed changes to such form that relate to the ImmunoGen Compound, including Sample testing of the ImmunoGen Compound, shall be subject to ImmunoGen’s review and written consent. Any such proposed changes will be sent in writing to ImmunoGen’s Alliance Manager. ImmunoGen will have [***] Business Days following receipt of Shattuck’s requested changes to indicate that it withholds its consent to any such change; if no comments are provided by ImmunoGen within the given review period, such changes shall be deemed acceptable to ImmunoGen.
4.2Regulatory Matters. Shattuck shall ensure that all directions from any Regulatory Authority, ethics committees and/or institutional review boards with jurisdiction over the Study are followed. Further, Shattuck shall ensure that all Regulatory Approvals from any Regulatory Authority, ethics committees and/or institutional review boards with jurisdiction over the Study are obtained prior to initiating performance of the Study. ImmunoGen shall have the right (but no obligation) to participate in any discussions with a Regulatory Authority regarding matters related to the ImmunoGen Compound. ImmunoGen shall provide to Shattuck a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the Right of Reference. Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party’s CMC data with respect to its Compound; provided, however, if there is any inquiry from a Regulatory Authority regarding ImmunoGen’s CMC data, then ImmunoGen shall use [***] to disclose any such CMC data requested directly to the applicable Regulatory Authority in a timely manner, and in any event within the timeframe required by such Regulatory Authority. ImmunoGen shall authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate ImmunoGen Compound INDs and clinical trial authorizations to provide data access to Shattuck sufficient to support conduct of the Study.
4.3    Debarred Personnel; Exclusion Lists. Neither Party shall employ or subcontract with any Person or Third Party that is excluded, debarred, suspended, proposed for suspension or debarment, in Violation or otherwise ineligible for government programs for the performance of the Study or any other activities under this Agreement or the Related Agreements. Each Party hereby certifies that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including 21 USC 335a, or any foreign equivalent thereof, in performing any portion of the Study or other activities under this Agreement or the Related Agreements and that such Party has, as of the Effective Date, screened itself, and its officers and directors, against the Exclusions Lists and that it has informed the other Party whether it or any of its officers or directors has been in Violation. Each Party shall promptly notify the other Party in writing if any such suspension, proposed debarment, debarment or Violation occurs or comes to its attention, and shall, with respect to any Person so suspended, proposed for debarment, debarred or in Violation, promptly remove such Person from performing activities, function or capacity related to the Study or otherwise related to activities under this Agreement or the Related Agreements, and the other Party shall have the right to terminate this Agreement in accordance with the terms hereof if any such suspension, proposed debarment, debarment or Violation involves the first Party or its officers or directors.
5    Adverse Event Reporting.
Shattuck will be solely responsible for compliance with all Applicable Law pertaining to safety reporting for the Study. The Parties will execute a pharmacovigilance agreement (“Pharmacovigilance Agreement”) prior to the initiation of clinical activities under the Study to ensure the exchange of relevant safety data within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Shattuck Compound and ImmunoGen Compound in the Study, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities.
6    Term and Termination.
6.1Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the delivery of the Final Study Report unless earlier terminated by either Party pursuant to this Agreement (such period of time, the “Term”). Early termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

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6.2ImmunoGen Termination Right for Safety. In the event that ImmunoGen in good faith believes that the ImmunoGen Compound is being used in the Study in an unsafe manner or that the Study may unreasonably affect patient safety and, in either case, notifies Shattuck in writing of the grounds for such belief, and (i) Shattuck fails to (a) promptly incorporate changes into the Protocol requested by ImmunoGen to address such issue or (b) otherwise reasonably and in good faith address such issue or (ii) such issue cannot reasonably be addressed, ImmunoGen may immediately terminate this Agreement and the supply of the ImmunoGen Compound upon written notice to Shattuck.
6.3Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach is not cured within [***] days after receipt of written notice thereof from the non-breaching Party, then the notifying Party may terminate this Agreement effective after the expiration of such [***] day period.
6.4Mutual Termination Right for Patient Safety. If either Party determines in good faith, based on a review of the Clinical Data, Sample Testing Results or other Study-related Technology or other information, that the Study poses an imminent danger to patients, such Party may terminate this Agreement immediately upon written notice to the other Party.
6.5Mutual Termination Right Due to Regulatory Action; Other Reasons. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that causes it to be unreasonable for, or otherwise prevents, the terminating Party from supplying its Compound for purposes of the Study. Additionally, either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that it withdraws any applicable Regulatory Approval for its Compound or discontinues development of its Compound for any reason.
6.6Termination by Shattuck. Shattuck may terminate this Agreement upon sixty (60) days’ prior written notice to ImmunoGen for any reason; provided that if the Study is underway at the time of such notice, such termination of this Agreement shall only be effective sixty (60) days following the Parties’ mutual agreement on a written plan for the winddown or termination of the Study, such plan to prioritize patient safety and outcomes and to ensure compliance with Applicable Law. The Parties shall comply with such a termination plan and the obligation to so comply shall survive any termination of this Agreement.
6.7Return of ImmunoGen Compound. In the event that this Agreement is terminated, or in the event Shattuck remains in possession (including through any Affiliate or subcontractor) of ImmunoGen Compound provided by or on behalf of ImmunoGen at the time this Agreement expires, Shattuck shall, at ImmunoGen’s sole discretion, promptly either return or destroy all unused ImmunoGen Compound pursuant to ImmunoGen’s instructions; provided, however, a Study site may destroy ImmunoGen Compound in accordance with Applicable Law upon termination or expiration of this Agreement if Applicable Law or such Study site’s policies require that ImmunoGen Compound be destroyed. If ImmunoGen requests that Shattuck destroy the unused ImmunoGen Compound, Shattuck shall provide written certification of such destruction.
6.8Survival. The provisions of this Section 6.8 and Section 10.5, 4.2, 6.6, 6.7, 6.9, 8.7.2a),8.7.2c), 8.7.3, 8.8, 8.9, 8.10, 8.12, 8.13, 11.1, and Articles 1, 9, 10 (except for 10.6), 13 and 16 - 29 shall survive the expiration or termination of this Agreement.
6.9Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the Disclosing Party or destroy any Confidential Information of the Disclosing Party (other than Clinical Data, Sample Testing Results and Jointly Owned Inventions) furnished to the Receiving Party by the Disclosing Party, except that the Receiving Party shall have the right to retain one copy for record-keeping purposes.
7    Costs of Study.
The Parties agree that (i) each Party shall provide its Compound, at its cost, for use in the Study, as described in Article 8 below and (ii) each Party will be responsible for its own internal costs and expenses to support the Study and the costs of any Sample Testing conducted by such Party in connection with the Study, [***]. Shattuck shall bear all other costs associated with the conduct of the Study, except that ImmunoGen will reimburse Shattuck Two Million Dollars ($2,000,000) of the costs incurred by Shattuck. Shattuck will invoice ImmunoGen for such costs [***] of the Study. ImmunoGen will pay all invoices issued in accordance with the terms of this Agreement within [***] days of receipt.
8    Supply and Use of the Compounds.
8.1Supply of the Compounds. Subject to the terms and conditions of this Agreement, ImmunoGen and Shattuck will each use [***] to supply, or cause to be supplied, such quantities of its Compound in accordance with

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the delivery schedule to be mutually agreed by the Parties following the Effective Date to begin enrollment of subjects into the Study as soon as practicable following the FDA’s approval of ImmunoGen’s biologic license application for the ImmunoGen Compound; provided that the quantities and applicable timelines for Delivery of (i) the Shattuck Compound supplied hereunder shall be subject to Shattuck’s approval, in its sole discretion and (ii) the ImmunoGen Compound supplied hereunder shall be subject to ImmunoGen’s approval, in its sole discretion. Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement. Each Party shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound as contemplated by this Agreement.
8.2Clinical Quality Agreement. Within [***] days from the Effective Date of this Agreement, the Parties shall use [***] to enter into a quality agreement that shall address and govern issues related to the quality of clinical drug supply to be supplied by the Parties for use in the Study (“Clinical Quality Agreement”). The Clinical Quality Agreement shall, among other things: (i) detail classification of any Compound found to have a Non-Conformance; (ii) include criteria for Manufacturer’s Release and related certificates and documentation; (iii) include criteria and timeframes for acceptance of ImmunoGen Compound; (iv) include procedures for the resolution of disputes regarding any Compounds found to have a Non-Conformance; and (v) include provisions governing the recall of Compounds. ImmunoGen will not be obliged to ship ImmunoGen Compound to Shattuck until the Clinical Quality Agreement has been finalized and executed by the Parties. If, within [***] days from the Effective Date of this Agreement (or such longer period as the Parties may mutually agree upon), the Parties have not entered into the Clinical Quality Agreement, either Party may terminate this Agreement upon written notice to the other Party.
8.3Minimum Shelf-Life Requirements. Each Party shall use [***] to supply its Compound hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements.
8.4Provision of Compounds.
8.4.1    ImmunoGen will deliver the ImmunoGen Compound [***] to Shattuck’s, or its designee’s, location as specified by Shattuck (“Delivery” with respect to such ImmunoGen Compound). Title and risk of loss for the ImmunoGen Compound shall transfer from ImmunoGen to Shattuck [***]. All costs associated with the subsequent transportation, warehousing and distribution of ImmunoGen Compound shall be borne by Shattuck. Shattuck will, or will cause its designee to: (i) take delivery of the ImmunoGen Compound supplied hereunder; (ii) perform the acceptance procedures allocated to it under the Clinical Quality Agreement; and (iii) subsequently label and pack the ImmunoGen Compound (in accordance with Section 8.5) in accordance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement; and (iv) provide, from time to time at the reasonable request of ImmunoGen, the following information: any applicable chain of custody forms, in-transport temperature recorder(s), records and receipt verification documentation, such other transport or storage documentation as may be reasonably requested by ImmunoGen, and usage and inventory reconciliation documentation related to the ImmunoGen Compound.
8.4.2    Shattuck is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Shattuck Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Shattuck Compound supplied hereunder. Shattuck shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement. For purposes of this Agreement, the “Delivery” of a given quantity of the Shattuck Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.
8.5Labeling and Packaging; Use, Handling and Storage.
8.5.1    The Parties’ obligations with respect to the labeling and packaging of the Compounds are as set forth in the Clinical Quality Agreement.
8.5.2    With respect to any ImmunoGen Compound provided by or on behalf of ImmunoGen, Shattuck shall (i) use the ImmunoGen Compound solely for purposes of performing the Study; (ii) not use the ImmunoGen Compound in any manner that is inconsistent with this Agreement or for any commercial purpose; and (iii) label, use, store, transport, handle and dispose of the ImmunoGen Compound in compliance with Applicable Law and the Clinical Quality Agreement, as well as all written instructions of ImmunoGen that do not conflict with Applicable Law or the Clinical Quality Agreement. Shattuck shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the ImmunoGen Compound, and in particular shall not analyze the ImmunoGen Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Clinical Quality Agreement.

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8.6Product Specifications; Manufacturing Site. A certificate of analysis shall be provided with each shipment of the ImmunoGen Compound to Shattuck. Upon request, Shattuck shall provide ImmunoGen with a certificate of analysis covering each shipment of Shattuck Compound used in the Study. Each Party may make changes from time to time to its Compound or the Manufacturing Site; provided that such changes shall be in accordance with the Clinical Quality Agreement or as otherwise mutually agreed by the Parties.
8.7Product Testing; Noncompliance.
8.7.1    After Manufacturer’s Release. After Manufacturer’s Release of the ImmunoGen Compound and concurrently with Delivery of the Compound to Shattuck, ImmunoGen shall provide Shattuck with such certificates and documentation as are described in the Clinical Quality Agreement. Shattuck shall, within the time defined in the Clinical Quality Agreement, perform (i) with respect to the ImmunoGen Compound, the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement, and (ii) with respect to the Shattuck Compound, the testing and release procedures allocated to it under the Clinical Quality Agreement. Shattuck shall be solely responsible for taking all steps necessary to determine that ImmunoGen Compound or Shattuck Compound, as applicable, is suitable for release before making such ImmunoGen Compound or Shattuck Compound, as applicable, available for human use, and ImmunoGen shall provide cooperation or assistance as reasonably requested by Shattuck in connection with such determination with respect to the ImmunoGen Compound. Upon Delivery, Shattuck shall be responsible for storage and maintenance of the ImmunoGen Compound until it is tested and/or released, which storage and maintenance shall be in compliance with (a) the Specifications for the ImmunoGen Compound, the Clinical Quality Agreement and Applicable Law, and (b) any specific storage and maintenance requirements as may be provided in writing by ImmunoGen from time to time that do not conflict with Applicable Law or the Clinical Quality Agreement. Shattuck shall be responsible for any failure of the ImmunoGen Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Shattuck hereunder.
8.7.2    Non-Conformance.
a)    In the event that either Party becomes aware that any Compound may have a Non- Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Section 8.7.1), such Party shall immediately notify the other Party in accordance with the procedures of the Clinical Quality Agreement. The Parties shall investigate any such Non-Conformance in accordance with Section 8.8 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.7.3.
b)    In the event that any proposed or actual shipment of the ImmunoGen Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Shattuck, then unless otherwise agreed to by the Parties, ImmunoGen shall replace such ImmunoGen Compound as is found to have a Non-Conformance (with respect to ImmunoGen Compound that has not yet been administered in the course of performing the Study) as soon as reasonably possible. Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Shattuck with respect to any ImmunoGen Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such ImmunoGen Compound as set forth in this Section 8.7.2b), (ii) indemnification under Section 13.2.2 (to the extent applicable) and (iii) termination of this Agreement pursuant to Section 6.6 or 6.3 (to the extent applicable, but subject to the applicable cure period set forth therein). In the event ImmunoGen Compound is lost or damaged by Shattuck after Delivery, ImmunoGen shall provide additional ImmunoGen Compound (if available for the Study) to Shattuck; provided that Shattuck shall reimburse ImmunoGen for the actual internal and out-of pocket costs reasonably incurred for such replaced ImmunoGen Compound; and provided further that ImmunoGen shall have no obligation to so provide additional ImmunoGen Compound more than once. Except as set forth in the foregoing sentence, ImmunoGen shall have no obligation to provide replacement ImmunoGen Compound for any ImmunoGen Compound supplied hereunder other than such ImmunoGen Compound as has been agreed or determined to have a Non- Conformance at the time of Delivery to Shattuck.
c)    Shattuck shall be responsible for, and ImmunoGen shall have no obligations or liability with respect to, any Shattuck Compound supplied hereunder that is found to have a Non- Conformance.
8.7.3    Resolution of Discrepancies. Disagreements regarding any determination of Non- Conformance of the ImmunoGen Compound shall be resolved in accordance with the provisions of the Clinical Quality Agreement.
8.8Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the Clinical Quality Agreement.
8.9Records; Audit Rights. Shattuck shall keep complete and accurate records pertaining to its use and disposition of ImmunoGen Compound (including its storage, shipping (cold chain) and chain of custody activities)

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and, upon reasonable prior written request of ImmunoGen but no less than [***] Business Days, shall make such records open to review by ImmunoGen during normal business hours and at such places where such records are customarily kept for the purpose of conducting investigations for the determination of ImmunoGen Compound safety and/or efficacy and Shattuck’s compliance with this Agreement with respect to the ImmunoGen Compound.
8.10Quality. Quality matters related to the Manufacture of the Compounds shall be governed by the terms of the Clinical Quality Agreement in addition to the relevant quality provisions of this Agreement. In the event that there is an inconsistency between this Agreement and the Clinical Quality Agreement, this Agreement shall govern, except for those quality related matters that are specifically set forth in the Clinical Quality Agreement and not in this Agreement.
8.11Quality Control. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound, and for validation, documentation and release of its Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement.
8.12Audits and Inspections. The Parties’ audit and inspection rights related to this Agreement shall be governed by the terms of the Clinical Quality Agreement.
8.13Recalls. Recalls of the Compounds shall be governed by the terms of the Clinical Quality Agreement.
9    Confidentiality.
9.1Confidentiality Obligations. ImmunoGen and Shattuck each recognizes that the other Party’s Confidential Information constitutes highly valuable assets of such other Party. ImmunoGen and Company each agrees that, subject to Section 9.2 hereof, during the Term and for an additional [***] thereafter, (i) it will not disclose, and will cause its Affiliates not to disclose, any Confidential Information of the other Party and (ii) it will not use, and will cause its Affiliates not to use, any Confidential Information of the other Party, in either case, except as expressly permitted hereunder. Without limiting the generality of the foregoing, each Party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of the other Party’s Confidential Information as such Party would customarily take to preserve the confidentiality of its own confidential information and shall, in any event, use at least reasonable care to preserve the confidentiality of the other Party’s Confidential Information.
9.2Limited Disclosure. Each Receiving Party shall be entitled to disclose the Disclosing Party’s Confidential Information to its Affiliates and their respective Representatives to enable the Receiving Party to exercise its rights (including ImmunoGen’s rights under Section 10.4) or to carry out its responsibilities under this Agreement, provided that such disclosure shall only be made to Persons who are bound by written obligations at least as stringent as those described in Section 9.1 hereof, and Receiving Party shall be responsible for the compliance of its Affiliates and its and their Representatives with the obligations hereunder. In addition, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure (i) is reasonably necessary to file, prosecute or defend litigation related to Patent Rights or (ii) is required by Applicable Law, provided that the Receiving Party shall (A) if legally permissible, provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (B) if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense, and (C) use [***] to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment or a protective order. Notwithstanding the foregoing, each Party may disclose the terms of this Agreement to (w) actual or potential lenders or investors of such Party, (x) actual or potential acquirers of such Party, (y) actual or potential strategic partners that are or may be a licensee of intellectual property of the disclosing Party relating to the subject matter of this Agreement, and (z) its legal, accounting, tax and other advisors (collectively, “Investors”), in each case subject to written obligations of confidentiality and non-use customary for such type of Investor; provided, however, that the disclosing Party shall be responsible for the compliance of its Investors with the confidentiality obligations imposed hereunder.
9.3Representatives. ImmunoGen and Shattuck each hereby represents and warrants that all of its and its Affiliates’ Representatives who participate in the activities contemplated by this Agreement or who otherwise have access to Confidential Information of the other Party are or will, prior to their participation or access, be bound by written obligations to maintain such Confidential Information in confidence and not to use such information except as

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expressly permitted hereunder. Each Party agrees to be responsible for the compliance of its and its Affiliates’ Representatives with the obligations hereunder.
9.4Inventions. Notwithstanding the foregoing, (i) Inventions that constitute Confidential Information and are Jointly Owned Inventions, shall constitute the Confidential Information of both Parties and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10 and 11 and (ii) Inventions that constitute Confidential Information and are solely owned by one Party shall constitute the Confidential Information of that Party and each Party shall have the right to use and disclose such Confidential Information consistent with Articles 10 and 11.
9.5Personal Identifiable Data. All Confidential Information containing personal identifiable data shall be handled in accordance with all Applicable Law, including data protection and privacy laws, rules and regulations applicable to such data.
10    Intellectual Property; Data.
10.1Joint Ownership and Prosecution.
10.1.1    Subject to Section 10.2 and Section 10.3, all rights to [***] (each, a “Jointly Owned Invention”) shall belong jointly to ImmunoGen and Shattuck. Shattuck hereby assigns to ImmunoGen an undivided one-half interest in, to and under the Jointly Owned Inventions that are invented or created by Shattuck or by Persons having an obligation to assign such rights to Shattuck. ImmunoGen hereby assigns to Shattuck an undivided one-half interest in, to and under any Jointly Owned Inventions that are invented or created by ImmunoGen or by Persons having an obligation to assign such rights to ImmunoGen. ImmunoGen and Shattuck shall each be entitled to use the Jointly Owned Inventions in accordance with Section 10.1.2. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to practice or license such Jointly Owned Invention in such countries, (i) Shattuck hereby grants to ImmunoGen a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Shattuck’s right, title and interest in and to all Jointly Owned Inventions to use such Inventions, and (ii) ImmunoGen hereby grants to Shattuck a perpetual, irrevocable, non- exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under ImmunoGen’s right, title and interest in and to all Jointly Owned Inventions to use such Inventions. For clarity, the terms of this Agreement do not provide ImmunoGen or Shattuck with any rights, title or interest or any license to the other Party’s intellectual property except as necessary to conduct the Study and as expressly provided under this Agreement, including as set forth in Section 10.6.
10.1.2    Each Party shall have the right to freely exploit each Jointly Owned Invention, without accounting to or any other obligation to the other Party; provided, however, that during the Term, (i) Shattuck covenants and agrees that it and its [***] and (ii) ImmunoGen covenants and agrees that it and its Affiliates [***].
10.1.3    If both Parties desire to file a Patent Right in respect of any Jointly Owned Invention (“Joint Patent Right”), the Parties will do so at [***] expense and consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such Joint Patent Right as will reasonably and properly be required. Shattuck will control prosecution of any such Joint Patent Right, provided that no Joint Patent Right will claim or disclose any of ImmunoGen’s Confidential Information without ImmunoGen’s prior written consent. Preparation, filing and prosecution of a Joint Patent Right will be through counsel acceptable to both Parties. The Parties will instruct such counsel to provide Shattuck and ImmunoGen with (i) copies of all office actions and correspondence and communications from relevant patent offices issued in connection with a Joint Patent Right; and (ii) as much prior notice as practicable to review and comment on any communication with or submission to any patent office regarding a Joint Patent Right. In the event that Shattuck and ImmunoGen provide conflicting instructions that cannot be resolved, both Parties agree that such counsel will be instructed to proceed with the instructions provided by Shattuck to the extent such instructions would lead solely to disclosure of the Combination and the pursuit of patent claims directed thereto. If only one Party desires to file a Joint Patent Right (and the other Party confirms in writing that it does not desire to join in such filing, which it will do promptly upon the request of the other Party), then the filing Party may file such Joint Patent Right at its sole expense solely to the disclosure of the Combination and claims directed thereto, provided that such Joint Patent Right will not claim or disclose any Confidential Information of the other Party without such Party’s prior written consent. In the event that either Shattuck or ImmunoGen decides to cease prosecution and/or maintenance of any Joint Patent Right, the Party ceasing prosecution and/or maintenance of any Joint Patent Right will provide the other Party with the opportunity, at such other Party’s sole discretion and expense, to continue prosecution or maintenance of such Joint Patent Right, provided, however, that any subsequent filing (including any claim amendments) is limited solely to the disclosure of

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the Combination and the pursuit of patent claims directed thereto. For purposes of this Section 10.1.3, “prosecution” includes defense of invalidity, declaratory judgment, revocation, reexamination, nullity, opposition, or other proceeding in which the validity of a Joint Patent Right is challenged in an administrative or legal proceeding, other than such administrative or legal proceeding that is related to an infringement action brought by a Party or a declaratory action defended by a Party. If the Parties elect to file a Patent Right in respect of any Jointly Owned Invention and “Joint Program Technology” (as defined in the Material Transfer and Evaluation Agreement), such Patent Right will be a Joint Patent Right under this Agreement as opposed to a Patent Right claiming “Joint Program Technology” under the Material Transfer and Evaluation Agreement.
10.2Inventions Owned by ImmunoGen. Notwithstanding Section 10.1, the Parties agree that all rights to [***] (“ImmunoGen Inventions”). ImmunoGen shall be entitled to file in its own name relevant patent applications and to own resultant Patent Rights for any ImmunoGen Invention. For the avoidance of doubt, any Invention generically encompassing the ImmunoGen Compound or other ImmunoGen Class Compound (and not the Combination) within its scope, even where the ImmunoGen Compound is not disclosed per se, is an ImmunoGen Invention. Shattuck hereby assigns its right, title and interest to any and all ImmunoGen Inventions to ImmunoGen.
10.3Inventions Owned by Shattuck. Notwithstanding Section 10.1, the Parties agree that all rights to [***] (“Shattuck Inventions”). Shattuck shall be entitled to file in its own name relevant patent applications and to own resultant Patent Rights for any Shattuck Invention. For the avoidance of doubt, any Invention generically encompassing the Shattuck Compound or another Shattuck Class Compound (and not the Combination) within its scope, even where the Shattuck Compound or other Shattuck Class Compound is not disclosed per se, is a Shattuck Invention. ImmunoGen hereby assigns its right, title and interest to any and all Shattuck Inventions to Shattuck.
10.4Ownership and Use of Clinical Data. All Clinical Data, including raw data from the electronic database and results, generated under this Agreement shall be owned by Shattuck. Shattuck shall grant and hereby grants ImmunoGen a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, royalty-free license to use the Clinical Data for research and development of the ImmunoGen Compound (including any product, or combination therapy including such), with the right to sublicense such license to a third party licensee of the ImmunoGen Compound (including any product, or combination therapy including such), subject to the obligations of confidentiality and restrictions on publications applicable to ImmunoGen hereunder. Notwithstanding the foregoing, ImmunoGen may use the Clinical Data in accordance with this Agreement for regulatory submissions or in connection with discussions with Regulatory Authorities in any jurisdiction. Shattuck shall be responsible for maintaining the Clinical Data in a validated system. Notwithstanding the foregoing, during the Term, (i) Shattuck covenants and agrees that it and its Affiliates may not use the Clinical Data, directly or indirectly, to research, develop or commercialize an ImmunoGen Class Compound other than the ImmunoGen Compound in combination with a Shattuck Class Compound, and (ii) ImmunoGen covenants and agrees that it and its Affiliates may not use the Clinical Data, directly or indirectly, to research, develop or commercialize a Shattuck Class Compound other than the Shattuck Compound in combination with an ImmunoGen Class Compound, in each case (i) and (ii), except as necessary to comply with Applicable Law or as may be necessary to comply with its internal policies and procedures with respect to pharmacovigilance and adverse event reporting. For clarity, the foregoing sentence shall not restrict Shattuck or ImmunoGen from otherwise researching, developing or commercializing an ImmunoGen Class Compound or Shattuck Class Compound, respectively, without the use of the Clinical Data.
10.5Licensing. Other than as set forth in Sections 2.5, 3.5, 10.1.2 and 10.4 nothing in this Agreement shall prohibit or restrict a Party from licensing, assigning or otherwise transferring to an Affiliate or Third Party its Compound and the related Confidential Information, Jointly Owned Inventions or Sample Testing Results; [***].
10.6Unblocking License for Study; No Other Rights.
10.6.1    ImmunoGen License to Shattuck. ImmunoGen hereby grants to Shattuck [***], solely for the purpose of conducting the Study provided, however, that in no event shall Shattuck have the right to use [***] to commercialize the ImmunoGen Compound or any ImmunoGen Class Compound, including as part of a product.
10.6.2    No Other Rights. For clarity, the terms of this Section 10.6 do not provide Shattuck or ImmunoGen with any rights, title or interest or any license to the other Party’s intellectual property rights [***] except as necessary to conduct the Study.
10.7Third Party Intellectual Property Rights. Neither Party makes any representation or warranty, nor shall either Party have any obligation or financial responsibility to the other Party, with respect to any intellectual property rights in and to any Invention owned or co-owned by a Third Party (e.g., a site or investigator involved in the Study), except to the extent such Party Controls such Invention.

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11    Publications; Press Releases.
11.1Publication. Each Party shall use [***] to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published or presented according to the following procedure:
11.1.1    Subject to the terms of this Section 11.1.1, Shattuck and/or any Study site or Study investigator (“Publisher”) is free to publish in scientific journals or other scholarly media the Clinical Data; however, any such publication will not include ImmunoGen’s Confidential Information without the prior written consent of ImmunoGen. The Parties agree that prior to submission of the Clinical Data for publication or presentation or any other dissemination of Clinical Data including oral dissemination, Shattuck shall provide to ImmunoGen full details and a full and final copy of the material to be published or presented according to the following procedure: at least thirty [***] prior to submission for publication of any manuscript, letter or any other publication, and at least [***] days prior to submission for presentation of any abstract, poster, talk or any other presentation. Upon written request from ImmunoGen, Shattuck agrees not to submit Clinical Data for publication/presentation for an additional thirty [***] in order to allow for actions to be taken to preserve rights for patent protection. Shattuck shall require that any other Publisher agree to publication obligations at least as stringent as those set forth herein.
11.1.2    ImmunoGen agrees not to submit any Clinical Data for publication or presentation or any other dissemination of Clinical Data including oral dissemination until Shattuck has published the Clinical Data, provided that ImmunoGen may publish in the circumstances where (i) Shattuck declines to publish within [***] after Study Completion or (ii) after publication of the Clinical Data by Shattuck, provided that in both cases ImmunoGen shall provide to Shattuck’s Alliance Manager the full details of the content of the material and a full copy of the material to be published or presented according to the following procedure: at least [***] days prior to submission for publication of any manuscript, letter or any other publication, and at least [***] days prior to submission for presentation of any abstract, poster, talk or any other presentation. Upon written request from Shattuck, ImmunoGen agrees not to submit Clinical Data for publication/presentation for an additional [***] days in order to allow for actions to be taken which might be necessary to preserve rights for patent protection. ImmunoGen agrees not to include Confidential Information disclosed by Shattuck to ImmunoGen pursuant to this Agreement (except for Clinical Data) in any publication without the prior written consent of Shattuck and shall reasonably cooperate with Shattuck to resolve any issues related thereto.
11.1.3    The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in Section 11.1.1 to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication; provided that each Party, if the publishing Party, will accept and incorporate the other Party’s reasonable comments to the extent such relate to such Party’s Compound.
11.1.4    The publishing Party shall remove all Confidential Information (other than previously unpublished Clinical Data if the purpose of such publication or presentation is to disclose such data) of the other Party before finalizing the publication unless the other Party has affirmatively consented to such disclosure in writing.
11.2Press Releases. Neither Party shall issue or permit the issuance of any press release or other public announcement relating to this Agreement or the Study without first obtaining the written consent of the other Party with respect to both the timing and content of such press release or other public announcement. Each Party agrees to identify the other Party and acknowledge the other Party’s support in any press release and any other publication or presentation of the results of the Study.
12    Representations and Warranties; Disclaimers.
12.1Due Authorization. Each of ImmunoGen and Shattuck represents and warrants to the other that: (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.
12.2Compounds.

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12.2.1    ImmunoGen Compound. ImmunoGen hereby represents and warrants to Shattuck that (i) ImmunoGen has the full right, power and authority to grant all of the licenses granted to Shattuck under this Agreement and to carry out the provisions hereof, and (ii) ImmunoGen Controls the ImmunoGen Compound.
12.2.2    Shattuck Compound. Shattuck hereby represents and warrants to ImmunoGen that (i) Shattuck has the full right, power and authority to grant all of the licenses granted to ImmunoGen under this Agreement and to carry out the provisions hereof, and (ii) Shattuck Controls the Shattuck Compound.
12.3DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NEITHER PARTY SHALL BE LIABLE FOR ANY USE THAT THE OTHER PARTY MAY MAKE OF THE CLINICAL DATA.
13    Insurance; Indemnification; Limitation of Liability.
13.1Insurance. Each Party warrants that it maintains a policy or program of insurance at levels sufficient to support the indemnification obligations assumed herein with respect to claims of bodily injury or property damage. Upon request, each Party shall provide evidence of such insurance to the other Party.
13.2Indemnification.
13.2.1    Indemnification by Shattuck. Shattuck agrees to defend, indemnify and hold harmless ImmunoGen, its Affiliates, and its and their employees, directors, subcontractors and agents (each an “ImmunoGen Indemnified Party”) from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of this Agreement or the Study (a “Third Party Claim”); except to the extent that such Third Party Claim was caused by (i) the negligence or willful misconduct on the part of an ImmunoGen Indemnified Party; (ii) a breach on the part of ImmunoGen of any of its representations and warranties or any other covenants or obligations of ImmunoGen under this Agreement; (iii) a breach of Applicable Law by ImmunoGen; or (iv) a defect in the design, the manufacture, commercial packaging or labeling of the ImmunoGen Compound by ImmunoGen as well as a defect due to the handling of the ImmunoGen Compound by ImmunoGen before Delivery.
13.2.2    Indemnification by ImmunoGen. ImmunoGen agrees to defend, indemnify and hold harmless Shattuck, its Affiliates, and its and their employees, directors, subcontractors and agents (each a “Shattuck Indemnified Party”) from and against any Third Party Claim to the extent such Third Party Claim arises from (i) the negligence or willful misconduct on the part of an ImmunoGen Indemnified Party in connection with this Agreement; (ii) Shattuck’s use in the Study of any ImmunoGen Compound found to have a Non-Conformance (such use being prior to Shattuck becoming aware of such Non- Conformance); (iii) a breach on the part of ImmunoGen of any of its representations and warranties or any other covenants or obligations of ImmunoGen under this Agreement; (iv) a breach of Applicable Law by ImmunoGen; or (v) injuries and illness experienced by a Study subject resulting solely from administration of the ImmunoGen Compound; except to the extent that such Third Party Claim was caused by (a) the negligence or willful misconduct on the part of a Shattuck Indemnified Party; (b) a breach on the part of Shattuck of any of its representations and warranties or any other covenants or obligations of Shattuck under this Agreement; (c) a breach of Applicable Law by Shattuck; or (d) a defect due to the handling of the ImmunoGen Compound by Shattuck after Delivery.
13.2.3    Procedure. A Person seeking indemnification under Section 13.2 (the “Indemnified Party”) in respect of a Third Party Claim shall give written notice within thirty (30) days of first knowledge of such Third Party Claim to the Party from which recovery is sought (the “Indemnifying Party”), provided that any failure to provide notice within such time period shall not relieve the Indemnifying Party of its obligations of indemnification with respect to such Third Party Claim unless and solely to the extent the Indemnifying Party is materially prejudiced by such delay, and shall permit the Indemnifying Party to assume direction and control of the defense of the Third Party Claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to the defense or settlement of such Third Party Claim as the defense or settlement relates to the Indemnified Party. The Indemnified Party, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of such Third Party Claim. The foregoing notwithstanding, the Indemnified Party shall have the right to participate in, but not control, the defense of any Third Party Claim, and request separate counsel, with such attorneys’ fees and expenses or litigation to be paid by the Indemnified Party, unless (a)

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representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Indemnified Party and any other Person represented by such counsel in such proceedings, or (b) the Indemnifying Party has failed to assume the defense of the applicable Third Party Claim, and in connection with either clause (a) or (b) above, such reasonable attorneys’ fees and expenses of litigation shall be paid by the Indemnifying Party. Neither the Indemnifying Party nor the Indemnified Party shall settle or otherwise resolve such Third Party Claim without the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may, without the Indemnified Party’s prior written consent, agree or consent to any settlement or other resolution of such Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim.
13.2.4    Insurance Proceeds. Any indemnification payment hereunder shall be made net of any insurance proceeds which the Indemnified Party is entitled to recover; provided, however, that if, following the payment to the Indemnified Party of any amount under this Section 13.2, such Indemnified Party becomes entitled to recover any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnifying Party.
13.2.5    Study Subjects. Shattuck shall not offer compensation on behalf of ImmunoGen to any Study subject or bind ImmunoGen to any indemnification obligations in favor of any Study subject.
13.3LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (X) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (Y) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATIONS IN CLAUSE (X) OR (Y) SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY’S FAILURE TO COMPLY WITH THE RESTRICTIONS UNDER THIS AGREEMENT WITH RESPECT TO CLINICAL DATA, CONFIDENTIAL INFORMATION, INVENTIONS AND SAMPLE TESTING RESULTS.
14    Use of Name.
Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement without the other Party’s prior written consent; provided that, consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study which disclose the name of a Party so long as such use does not constitute an endorsement of any commercial product or service by the other Party.
15    Force Majeure.
Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party, provided that financial inability in and of itself shall not be considered to be a force majeure event. In event of such force majeure, the Party affected thereby shall use [***] to cure or overcome the same and resume performance of its obligations hereunder.
16    Entire Agreement.
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, understandings, negotiations or correspondence between the Parties, written or oral (including, without limitation, the Material Transfer and Evaluation Agreement) concerning the subject matter hereof. As of the Effective Date of this Agreement, the Material Transfer and

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Evaluation Agreement is hereby terminated by the mutual agreement of the Parties and in the event of any conflict between this Agreement and the Material Transfer and Evaluation Agreement, this Agreement shall govern.
17    Amendment and Waiver.
This Agreement may be amended, modified or changed only by a written instrument executed by both Parties. No term of this Agreement will be deemed to have been waived and no breach excused, unless such waiver or consent shall be in writing and signed by the Party claiming to have waived or consented.
Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute consent to, or waiver of, or excuse for, any other different or subsequent breach.
18    Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in Section 13.2 hereof, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights by reason of this Agreement.
19    Purpose and Scope.
The Parties hereto understand and agree that this Agreement is limited to the activities, rights and obligations as expressly set forth herein. Nothing in this Agreement shall be construed to establish any agency, employment, partnership, joint venture, franchise or similar or special relationship between the Parties. Neither Party shall have the right or authority to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever. Except as expressly set forth elsewhere in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.
20    Headings.
Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.
21    Assignment.
Neither Party may assign this Agreement without the prior written consent of the other Party, except that such consent shall not be required in connection with any assignment to an Affiliate of the assigning Party, or to a Third Party in connection with a sale or transfer of the business to which this Agreement relates, or to any successor Person resulting from any merger or consolidation of such Party with or into such Person, provided that the assignee shall have agreed in writing to assume all of the assignor’s obligations hereunder, and provided, further, that the other Party shall be notified promptly after such assignment has been effected. Any such assignment shall not relieve the assigning Party of any liabilities or obligations owed to the other Party hereunder as of the date of assignment. Any purported assignment of this Agreement in violation of this Section 21 shall be null and void.
22    Notices.
All notices and communications shall be in writing and delivered personally or by courier or mailed via certified mail, return receipt requested, postage prepaid, addressed as follows:
If to ImmunoGen:
ImmunoGen, Inc. 830 Winter Street
Waltham, MA 02451-1477, USA
Attn: General Counsel
Email: [***]
If to Company:
Shattuck Labs, Inc.
500 W. 5th Street, Suite 1200
Austin, Texas 78701 Attn: General Counsel
Email: [***]
Except as otherwise expressly provided in this Agreement or mutually agreed in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and

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effective upon actual receipt or, if earlier, (a) one (1) Business Day after deposit with a nationally recognized overnight express courier with charges prepaid, or (b) five (5) Business Days after mailed by certified mail, return receipt requested, postage prepaid, in each case addressed to the receiving Party at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 22.
23    Severability.
If any provision of this Agreement shall be held by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the Parties hereto, to be illegal, invalid or unenforceable, then such provision will, to the extent permitted by the court or government, not be voided, but will instead be construed to give effect to the intentions of the Parties to the maximum extent permissible under applicable law, and the remainder of this Agreement will remain in full force and effect in accordance with its terms.
24    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.
25    Dispute Resolution.
The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term relating to the conduct of the Study, either Party’s rights or obligations hereunder or otherwise relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Patent Rights (hereinafter, a “Dispute”). In the event of the occurrence of any such Dispute, the Parties shall, by written notice to the other Party, have such Dispute referred to their respective senior officers designated below, for attempted resolution by good faith negotiations commencing promptly after such notice is received. Said designated senior officials of the Parties are as follows:
For Company:     Chief Executive Officer; and For ImmunoGen:     Chief Executive Officer.
If the designated senior officials are not able to resolve such Dispute within [***] days following delivery of the notice referring the Dispute to the Parties’ respective senior officers designated above, then such Dispute shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, of whom each Party shall designate one, with the third arbitrator to be designated by the two Party-designated arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having competent jurisdiction thereof. The place of arbitration shall be the Borough of Manhattan, City of New York, New York.
26    Patent Disputes.
26.1Inventorship. Any dispute, controversy or claim between the Parties involving the inventorship of any inventions conceived or first actually reduced to practice in connection with the conduct of the Study that is not resolved by mutual agreement of the Parties’ respective chief patent counsels (or persons with similar responsibilities) within [***] days after the dispute is raised by one or both of the Parties shall be submitted to an Independent Patent Counsel for resolution. Such Independent Patent Counsel’s determination of inventorship, absent manifest error, shall be final and binding on the Parties; provided, however, that any such determination with respect to any inventions described or claimed in a patent application shall not preclude either Party from disputing inventorship with respect to any different or additional inventions described or claimed in any patent issuing from such patent application, which disputes shall be resolved in accordance with this Section 26.1. The Parties shall equally (50/50) share the Independent Patent Counsel fees and expenses related to his or her determination of inventorship.
26.2Other Patent Disputes. Any dispute, controversy or claim between the Parties that involves the validity, scope, infringement, enforceability or ownership of the Parties’ respective Patent Rights (i) that are pending or issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction where the Party whose Patent Rights are the subject of such dispute, controversy or claim resides (provided that if such Party does not reside in the United States, venue shall be in the jurisdiction where such Party’s principal U.S. Affiliate resides), and (ii) that are pending or issued in any other country (or region) shall be brought before an appropriate regulatory or administrative body or court in that country (or region), and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.
27    Equitable Relief.

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Anything contained in this Agreement to the contrary notwithstanding, if a Party reasonably requires equitable relief or relief on a more expedited basis than would be possible pursuant to the procedures set forth in Section 25 hereof, such Party may seek a temporary injunction or other equitable relief in a court of competent jurisdiction, without posting a bond. Any such remedies will be in addition to all other remedies available by law or at equity to the injured Party.
28    Execution.
This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. If any signature is delivered by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “pdf” signature page were an original thereof.
29    Interpretation.
The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, unless the context otherwise requires, wherever used in this Agreement: (i) the singular shall include the plural, the plural the singular; (ii) the use of any gender shall be applicable to all genders; (iii) the word “or” is used in the inclusive sense (and/or); (iv) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation” (irrespective of whether such words are used in the applicable instance); (v) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and (vi) all references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature.
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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

ImmunoGen, Inc.

By: /s/ Eric Westin
Eric Westin
Name
VP, Clinical Development & Translational Sciences
Title

Shattuck Labs, Inc.

By: /s/ Taylor Schreiber, MD, PhD
Taylor Schreiber, MD, PhD
Name
Chief Executive Officer
Title

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